UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                   ------------------------------------------
                                (Amendment No. )*

                             DIGITAL THEATER SYSTEMS INC.
                   ------------------------------------------
                                (Name of Issuer)

                                   COMMON STOCK
                   ------------------------------------------
                         (Title of Class of Securities)

                                   25389G102
                   ------------------------------------------
                                 (CUSIP Number)

                                FEBRUARY 15, 2004
                   ------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]   Rule 13d-1(b)
     [ ]   Rule 13d-1(c)
     [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 25389G102

--------------------------------------------------------------------------------
1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of Above Persons (entities only)

	Nordea Investment Management North America, Inc.
	on behalf of Nordea Investment Management Bank Denmark A/S

----------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
         (See Instructions)

	(a)
	(b)

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3.       SEC Use Only


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4.       Citizenship or Place of Organization

	Delaware Corporation

-----------------------------------------------------------------------------------
         Number of Shares           5.      Sole Voting Power                     0
         Beneficially               -----------------------------------------------
         Owned by Each              6.      Shared Voting Power           1,240,859
         Reporting                  -----------------------------------------------
         Person With                7.      Sole Dispositive Power        1,240,859
                                    -----------------------------------------------
                                    8.      Shared Dispositive Power              0
-----------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person     1,240,859

-----------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)


-----------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                       8.0%


-----------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)                             IA


-----------------------------------------------------------------------------------

Item 1.

            (a)        Name of Issuer:

                       Digital Theater Systems Inc.

            (b)        Address of Issuer's Principal Executive Offices:

                       5171 Clareton Drive
                       Agoura Hills, CA 91301

Item 2.

            (a)        Name of Persons Filing

                       Nordea Investment Management North America, Inc.
		       on behalf of Nordea Investment Management Bank Denmark A/S

            (b)        Address of Principal Business Office

                       Nordea Investment Management North America, Inc.
			437 Madison Avenue, 22nd Floor
			New York, NY 10022

            (c)        Citizenship

                       Delaware Corporation


            (d)        Title of Class of Securities

                       Common Stock

            (e)        Cusip Number

                       25389G102

Item 3. If this Statement is filed pursuant to ss. 240.13D-1(B) OR ss. 240.13D-2(B) or (C), check whether the person filing is a:

         (a)      /_/    Broker or dealer registered under section 15 of the Act
                         (15 U.S.C. 78o);

         (b)      /_/    Bank as defined in section 3(a)(6) of the Act (15
                         U.S.C. 78c);

         (c)      /_/    Insurance company as defined in section 3(a)(19) of the
                         Act (15 U.S.C. 78c);

         (d)      /_/    Investment company registered under section 8 of the
                         Investment Company Act of 1940 (15 U.S.C. 80a-8);

         (e)      /X/    An investment adviser in accordance with ss.
                         240.13d-1(b)(1)(ii)(E);

         (f)      /_/     An employee benefit plan or endowment fund in
                          accordance with ss. 240.13d-1(b)(1)(ii)(F);

         (g)      /_/     A parent holding company or control person in
                          accordance with ss. 240.13d-1(b)(ii)(G);

         (h)      /_/     A savings association as defined in Section 3(b) of
                          the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)      /_/     A church plan that is excluded from the definition of
                          an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)     /_/     Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

   If this statement is filed pursuant to ss. 240.13d-1(c), check this box. []


Item 4.  Ownership

         (a)      Amount Beneficially Owned: (See note to Item 4(a)).

                  1,240,859

         (b)      Percent of Class:

		  8.0%

        (c)    Number of shares as to which such person has:

               i)       sole power to vote or to direct the vote

                        0

               ii)      shared power to vote or to direct the vote

                        1,240,859

               iii)     sole power to dispose or to direct the disposition of:

                        1,240,859

               iv)      shared power to dispose or to direct the disposition of:

                        0

Item 5.     Ownership of Five Percent of Less of a Class

            Not applicable.

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

            Not applicable.

Item 8.     Identification and Classification of Members of the Group

            Not applicable.

Item 9.     Notice of Dissolution of Group

            Not applicable.

Item 10.   Certification

         By signing below, each of the undersigned certifies that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated:  March 2, 2004

				Nordea Investment Management North America, Inc.

				                     /S/ Jarrett Singer
                                                     -----------------------
                                                     Jarrett Singer
                                                     Compliance Officer